Exhibit 23.3

[MHA Petroleum Consultants Company Letterhead]

July 22, 2011

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

MHA Petroleum Consultants, consents to the references to our firm in the form and context in which they appear in the Form S-8 of Triangle Petroleum Corporation (the “Company”) dated July 22, 2011. We further consent to the use of information contained in our reserve estimates of the Company as of January 31, 2011.

Yours very truly,

/s/ John P. Seidle
John P. Seidle
Vice President